Exhibit 10.6

ASBURY AUTOMOTIVE GROUP, INC.

AMENDED AND RESTATED

2002 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

GRANT NOTICE

Pursuant to this Restricted Stock Unit Grant Notice dated [            ] (including Appendix A hereto, the “Award Agreement”), Asbury Automotive Group, Inc., a Delaware corporation (the “Company”) hereby grants Grantee, the following award of Restricted Stock Units (“RSUs”) pursuant and subject to the terms and conditions of this Award Agreement and the Company’s Amended and Restated 2002 Equity Incentive Plan (the “Plan”), the terms and conditions of which are hereby incorporated into this Award Agreement by reference. Each RSU is hereby granted in tandem with a corresponding Dividend Equivalent (as defined in Appendix A), as further detailed in Section 3 of Appendix A. Except as otherwise expressly provided herein, all capitalized terms used in this Award Agreement shall have the meanings provided in the Plan. Subject to the terms and conditions of this Award Agreement, the principal features of this award are as follows:

Number of RSUs:

Grant Date: [            ] (the “Grant Date”)

Vesting of RSUs and Dividend Equivalents:

This award shall vest and become nonforfeitable as to one-third of the RSUs, and the corresponding Dividend Equivalents, subject hereto on each of the first, second and third anniversaries of the Grant Date, subject, in each case, to the Grantee’s continued employment with the Company or a Subsidiary through each such anniversary (any date on which any RSUs and corresponding Dividend Equivalents vest in accordance herewith, a “Vesting Date”).

The Grantee’s signature below indicates the Grantee’s agreement with and understanding that this award is subject to all of the terms and conditions contained in the Plan and in this Award Agreement (including Appendix A), and that, in the event that there are any inconsistencies between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall control. THE GRANTEE FURTHER ACKNOWLEDGES THAT THE PARTICIPANT HAS READ AND UNDERSTANDS THE PLAN AND THIS AGREEMENT, INCLUDING APPENDIX A HERETO, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT OF RSUS AND DIVIDEND EQUIVALENTS.

ASBURY AUTOMOTIVE GROUP, INC.	GRANTEE

By:
Name:	Name of Grantee
Title:

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

SECTION 1. Grant. The Company hereby grants to the Grantee, as of the Grant Date, an award of RSUs in the amount set forth in the Grant Notice to which this Appendix A is attached and corresponding Dividend Equivalents, subject to the terms and conditions contained in this Award Agreement and the Plan.

SECTION 2. RSUs. Each RSU that vests in accordance with the Award Agreement shall represent the right to receive payment, in accordance with Section 5 below, of one Share. Unless and until an RSU vests, the Grantee will have no right to payment in respect of any such RSU. Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

SECTION 3. Dividend Equivalents. Each RSU granted hereunder is hereby granted in tandem with a corresponding dividend equivalent (“Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the RSU to which it corresponds. Pursuant to each outstanding Dividend Equivalent, the Grantee shall be entitled to accrue and/or receive payments equal to dividends declared, if any, on the Share underlying the RSU to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the RSU to which it relates, at the time the Share underlying the RSU is paid pursuant to Section 5 hereof. Dividend Equivalents shall not entitle the Grantee to any payments relating to dividends declared after the earlier to occur of the payment or forfeiture of the RSU underlying such Dividend Equivalent. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Internal Revenue Code of 1986, as amended.

SECTION 4. Vesting and Termination. The RSUs and corresponding Dividend Equivalents shall vest in accordance with the vesting schedule provided in the Grant Notice to which this Appendix A is attached. Upon a termination of Grantee’s employment due to death or Disability, the RSUs and corresponding Dividend Equivalents, to the extent then outstanding and unvested, shall automatically vest on the date of termination.

SECTION 5. Payment. Payments in respect of any RSUs that vest in accordance herewith shall be made to the Grantee (or in the event of the Grantee’s death, to his or her estate) in whole Shares. Payments in respect of any Dividend Equivalents shall be made in cash. The Company shall make such payments, subject to Section 15(b) below, as soon as administratively practicable after the earlier to occur of (i) each Vesting Date and (ii) the date of the Grantee’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) with the Company and its Subsidiaries, but in any event within [thirty (30)] days after either such date, with the exact date determined in the sole discretion of the Company.

SECTION 6. Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or to require the Grantee to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Grantee’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the issuance, vesting or payment of the RSUs and the Dividend Equivalents. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow the Grantee to elect to have the Company withhold Shares otherwise issuable under this Award Agreement (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld, provided, that the number of Shares which may be so withheld with respect to a taxable event arising in connection with the RSUs shall be limited to the number of shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes that are applicable to such supplemental taxable income.

SECTION 7. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee or any person claiming under or through the Grantee.

SECTION 8. Non-Transferability. The rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated by the Grantee in any way in favor of any party other than the Company or a Subsidiary (whether by operation of law or otherwise) and shall not be subjected to any lien, obligation or liability of the Grantee to any party other than the Company or a Subsidiary, other than by the laws of descent and distribution. Upon any attempt by the Grantee to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Grantee under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void. Notwithstanding the foregoing, the Company may assign any of its rights under this Award Agreement to single or multiple assignees and this Award Agreement shall inure to the benefit of the successors and assigns of the Company.

SECTION 9. Distribution of Stock. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to this Award Agreement unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All stock certificates delivered pursuant to this Award Agreement shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any stock certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Committee may require that the Grantee make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require the Grantee to comply with any timing or other restrictions with respect to the settlement of any RSUs, including a window-period limitation, as may be imposed in the discretion of the Committee. Notwithstanding any other provision of this Award Agreement, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to the Grantee any certificates evidencing Shares issued upon settlement of any RSUs under this Award Agreement and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

SECTION 10. No Effect on Service Relationship. Nothing in this Award Agreement or in the Plan shall confer upon the Grantee any right to serve or continue to serve as an Employee, Consultant or member of the Board.

SECTION 11. Severablility. In the event that any provision in this Award Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement, which shall remain in full force and effect.

SECTION 12. Tax Consultation. The Grantee understands that he or she may suffer adverse tax consequences in connection with the RSUs and/or Dividend Equivalents granted pursuant to this Award Agreement. The Grantee represents that the Grantee has consulted with any tax consultants that he or she deems advisable in connection with the RSUs and the Dividend Equivalents and that the Grantee is not relying on the Company for tax advice.

SECTION 13. Amendment. Except as provided in Section 15 below, this Award Agreement may only be amended, modified or terminated by a writing executed by the Grantee and by a duly authorized representative of the Company.

SECTION 14. Relationship to other Benefits. Neither the RSUs, the Dividend Equivalents nor payment in respect thereof shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

SECTION 15. Code Section 409A.

(a) General. To the extent that the Committee determines that any RSUs or Dividend Equivalents may not be exempt from or compliant with Code Section 409A, the Committee may amend this Award Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (i) exempt the RSUs or Dividend Equivalents from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs or the Dividend Equivalents, or (ii) comply with the requirements of Code Section 409A. To the extent applicable, this Award Agreement shall be interpreted in accordance with the provisions of Code Section 409A. Notwithstanding anything herein to the contrary, the Grantee expressly agrees and acknowledges that in the event that any taxes are imposed under Code Section 409A in respect of any compensation or benefits payable to the Grantee, then (A) the payment of such taxes shall be solely the Grantee’s responsibility, (B) neither the Company nor any of its past or present directors, officers, employees or agents shall have any liability for any such taxes and (C) the Grantee shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such taxes.

(b) Potential Six-Month Delay. Notwithstanding anything to the contrary in this Award Agreement, no Shares (or other amounts) shall be paid to the Grantee during the 6-month period following the Grantee’s Separation from Service to the extent that the Company determines that the Grantee is a “specified employee” (within the meaning of Code Section 409A) at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Award Agreement would be a prohibited distribution under Code Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes), the Company shall pay to the Grantee in a lump-sum all Shares that would have otherwise been payable to the Grantee during such 6-month period under this Award Agreement.

SECTION 16. Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

SECTION 17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

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